Parkway Reports Full-Year And Fourth Quarter 2013 Results

ORLANDO, Fla., Feb. 17, 2014 /PRNewswire/ -- Parkway Properties, Inc. (NYSE: PKY) today announced results for its full year and fourth quarter ended December 31, 2013.

Highlights for Full-Year and Fourth Quarter 2013

  Completed merger with Thomas Properties Group, Inc., valued at approximately $1.2 billion
  Fourth quarter FFO of $0.15 per share and Adjusted FFO of $0.31 per share
  Annual FFO of $0.90 per share and Adjusted FFO of $1.27 per share
  Fourth quarter occupancy of  88.9%, with the portfolio 90.2% leased

"The fourth quarter completed a very successful year for Parkway as we made further progress in constructing a portfolio of high-quality assets that we believe are well positioned to benefit from improving office market fundamentals across our select submarkets of the Sunbelt," stated James R. Heistand, President and Chief Executive Officer of Parkway. "During the quarter, we successfully completed our merger with Thomas Properties Group, Inc. and are well underway in integrating the seven newly acquired assets into Parkway's proven operating model. Additionally, continued leasing momentum during the quarter capped off a strong year in which we completed 2.4 million square feet of leasing and unlocked value throughout the portfolio. We have entered 2014 from a position of strength and remain focused on the long-term positioning of the portfolio, executing on our operational strategy, and creating value for our shareholders."

For the fourth quarter 2013, funds from operations ("FFO") available to common shareholders was $11.1 million, or $0.15 per diluted share. Reported FFO during the fourth quarter 2013 includes the negative impact of one-time items totaling $11.7 million, or $0.16 per share, including $10.3 million in acquisition costs related to the merger with Thomas Properties Group, Inc. Adjusted FFO for the fourth quarter was $22.3 million, or $0.31 per diluted share, recurring FFO was $22.8 million, or $0.31 per diluted share, and funds available for distribution ("FAD") was $12.5 million, or $0.17 per diluted share.

For the year ended December 31, 2013, FFO available to common shareholders was $59.9 million, or $0.90 per diluted share. Reported FFO for full-year 2013 includes the negative impact of one-time items totaling $24.0 million, or $0.36 per share. This includes $6.6 million related to the redemption of the Company's Series D preferred stock, $4.9 million primarily related to the closing of the Company's Jackson, Mississippi office, $13.1 million in acquisition costs primarily related to the Company's merger with Thomas Properties Group, Inc., and offset by $0.6 million in other non-recurring items. Adjusted FFO for the year ended December 31, 2013 was $84.6 million, or $1.27 per diluted share, recurring FFO was $83.9 million, or $1.26 per diluted share, and FAD was $57.4 million, or $0.86 per diluted share.

A reconciliation of FFO, recurring FFO and FAD to net income is included on page 13. Net income, FFO, adjusted FFO, recurring FFO, and FAD for the fourth quarter and full-year 2013, as well as a comparison to the prior-year period, are as follows:

(Amounts in thousands, except per share data)
	Three Months Ended December 31				Year Ended December 31
	2013		2012		2013		2012
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net Loss – Common Stockholders	$(8,557)	$(0.12)	$(51,713)	$(1.16)	$(29,687)	$(0.45)	$(51,249)	$(1.62)
Funds From Operations	$11,080	$0.15	$(31,328)	$(0.70)	$59,900	$0.90	$(45)	$0.00
Preferred Stock Redemption	-	-	-	-	6,604	0.10	-	-
Realignment Expenses	850	0.01	924	0.02	4,945	0.07	3,202	0.10
Acquisition Costs	10,347	0.15	1,281	0.03	13,122	0.20	2,127	0.06
Adjusted Funds From Operations	$22,277	$0.31	$(29,123)	$(0.65)	$84,571	$1.27	$5,284	$0.16
Other Non-Recurring Items	483	0.00	41,420	0.92	(625)	(0.01)	39,822	1.23
Recurring Funds From Operations	$22,760	$0.31	$12,297	$0.27	$83,946	$1.26	$45,106	$1.39
Funds Available for Distribution	$12,524	$0.17	$8,740	$0.20	$57,416	$0.86	$24,909	$0.77
Wtd. Avg. Diluted Shares/Units	72,332		44,730		66,657		32,435

Operational Results

Occupancy at the end of the fourth quarter 2013 was 88.9%, compared to 89.2% at the end of the prior quarter. Including leases that have been signed but have yet to commence, the Company's leased percentage at the end of the fourth quarter 2013 was 90.2%, compared to 91.1% at the end of the prior quarter. Occupancy figures include the recently acquired 7000 Central Park in Atlanta, Georgia and the Houston and Austin assets acquired in the merger with Thomas Properties Group, Inc. Excluding these assets, occupancy at the end of the fourth quarter 2013 was 89.3%.

Parkway's share of recurring same-store net operating income ("NOI") was $20.4 million on a GAAP basis during the fourth quarter 2013, which was an increase of $0.3 million, or 1.2%, compared to the same period of the prior year. On a cash basis, the Company's share of recurring same-store NOI increased 4.5% to $20.1 million compared to the same period of the prior year.

For the year ended December 31, 2013, Parkway's share of recurring same-store NOI was $69.8 million on a GAAP basis, or a decline of 0.2% compared to the same period of the prior year. On a cash basis, the Company's share of recurring same-store NOI increased 8.2% to $69.1 million compared to the same period of the prior year.

The Company's portfolio GAAP NOI margin was 62.0% during the fourth quarter 2013, compared to 60.4% during the same period of the prior year. For the full year 2013, the Company's portfolio GAAP NOI margin was 61.4%, compared to 60.5% during the same period of the prior year.

Leasing Activity

During the fourth quarter 2013, Parkway signed a total of 572,000 square feet of leases at an average rent per square foot of $23.32 and an average cost of $3.53 per square foot per year. For full-year 2013, the Company signed a total of 2,410,000 square feet of leases, at an average rent per square foot of $25.63 and an average cost of $4.37 per square foot per year.

New & Expansion Leasing – During the fourth quarter 2013, Parkway signed 121,000 square feet of new leases at an average rent per square foot of $26.31 and at an average cost of $4.91 per square foot per year. For full-year 2013, the Company signed 431,000 square feet of new leases at an average rent per square foot of $25.40 and at an average cost of $6.08 per square foot per year.

Expansion leases during the quarter totaled 57,000 square feet at an average rent per square foot of $19.53 and at an average cost of $4.50 per square foot per year. Expansion leases for the full-year totaled 446,000 square feet at an average rent per square foot of $24.61 and at an average cost of $5.15 per square foot per year.

Renewal Leasing – Customer retention during the fourth quarter 2013 was 76.7% and 73.3% year-to-date. During the quarter, the Company signed 394,000 square feet of renewal leases at an average rent per square foot of $23.10, representing a 6.6% rate increase from the expiring rate. The average cost of renewal leases was $1.99 per square foot per year. For full-year 2013, the Company signed 1,534,000 square feet of renewal leases at an average rent per square foot of $26.03, representing a 2.8% rate increase from the expiring rate. The average cost of renewal leases was $3.22 per square foot per year.

Significant operational and leasing statistics for the quarter as compared to prior quarters is as follows:

	For the Three Months Ended
	12/31/13	09/30/13	06/30/13	03/31/13	12/31/12
Ending Occupancy	88.9%	89.2%	89.9%	88.7%	88.0%
Customer Retention	76.7%	59.4%	84.7%	78.2%	68.9%
Square Footage of Total Leases Signed (in thousands)	572	759	578	501	413
Average Revenue Per Square Foot of Total Leases Signed	$23.32	$25.87	$28.13	$25.03	$25.35
Average Cost Per Square Foot Per Year of Total Leases Signed	$3.53	$5.33	$4.78	$3.42	$4.74

Acquisition and Disposition Activity

On October 31, 2013, Parkway sold Lakewood II, a 123,000 square foot office property located in Atlanta, Georgia, for a gross sale price of $10.6 million. Parkway had a 30% ownership interest in the property, which was owned by Parkway Properties Office Fund II, L.P. ("Fund II"). Parkway received approximately $3.1 million in cash, its proportionate share of net proceeds from the sale, which was used to reduce amounts outstanding under the Company's revolving credit facility. During the fourth quarter 2013, Fund II recognized a gain on the sale of Lakewood II of approximately $5.9 million, of which approximately $1.8 million was Parkway's share.

On November 5, 2013, Parkway and its joint venture partner foreclosed and took ownership of 7000 Central Park, a 415,000 square foot office building located in the Central Perimeter of Atlanta, Georgia. Parkway previously acquired a 40% common equity interest in a mortgage note secured by the asset for approximately $45.0 million, comprised of an investment of approximately $37.0 million for a preferred equity interest in the joint venture that acquired the note and an investment of approximately $8.0 million for a 40% common equity interest. On December 13, 2013, Parkway and its joint venture partner placed secured financing on the asset in the amount of $30.0 million, the net proceeds of which were used to repay a portion of Parkway's initial preferred equity investment, reducing the preferred equity interest to approximately $7.6 million. The loan has a floating interest rate based on the one-month LIBOR rate plus a spread of 180 basis points, which represents an initial aggregate interest rate of 1.97%. The joint venture also purchased an interest rate hedge that caps LIBOR at 1.75% through December 2016 for the full amount of the loan. The loan has a maturity date of December 2016.

On November 8, 2013, Parkway sold Carmel Crossing, a 326,000 square foot office property located in Charlotte, North Carolina, for a gross sale price of $37.5 million. Parkway had a 30% ownership interest in the property, which was owned by Fund II. Parkway received approximately $7.1 million in cash, its proportionate share of net proceeds from the sale, which was used to reduce amounts outstanding under the Company's revolving credit facility. During the fourth quarter 2013, Fund II recognized a gain on the sale of Carmel Crossing of approximately $14.6 million, of which $4.4 million was Parkway's share, and expenses related to the prepayment of the associated mortgage of approximately $2.1 million, of which approximately $0.6 million was Parkway's share.

On December 6, 2013, Parkway acquired Lincoln Place, a 140,000 square foot office building located in the South Beach submarket of Miami, Florida. The consideration for the transaction was the assumption of the existing first mortgage on the property and the issuance of 900,000 common units in Parkway's operating partnership. The loan secured by Lincoln Place has a current outstanding balance of approximately $49.3 million, a fixed interest rate of 5.9% and a maturity date of June 2016.

On December 19, 2013, Parkway completed its merger with Thomas Properties Group, Inc., valued at approximately $1.2 billion. As a result of the merger, each former share of Thomas Properties common stock has been converted into 0.3822 of a newly issued share of Parkway common stock and each former share of Thomas Properties limited voting stock has been converted into 0.3822 of a newly issued share of Parkway limited voting stock. Immediately following the closing of the Thomas Properties merger, Parkway disposed of Thomas Properties' ownership interest in two office properties located in Philadelphia, Pennsylvania known as Commerce Square to Brandywine Realty Trust (NYSE: BDN), based on a gross property value of $331.8 million. Additionally, on December 19, 2013, Parkway completed the sale of Thomas Properties' Four Points Centre and a contiguous land parcel located in Austin, Texas to Brandywine for a gross sale price of $47.3 million. Parkway received approximately $93.5 million in net proceeds from the sale of these assets to Brandywine.

Immediately following the closing of Parkway's merger with Thomas Properties Group, Inc., the size of Parkway's board of directors was increased to ten and James A. Thomas, the former Chairman, President and Chief Executive Officer of Thomas Properties Group, Inc., became the chairman of Parkway's board of directors.

On December 23, 2013, Parkway acquired its co-investor's 70% interest in the Bank of America Center, an approximately 417,000 square foot office building located in in the central business district of Orlando, Florida, giving Parkway 100% ownership of the asset. Parkway's purchase price for its co-investor's 70% interest in Bank of America Center was $52.5 million, based on an agreed-upon gross valuation of $75.0 million. The existing mortgage loan secured by Bank of America Center has a current outstanding balance of approximately $33.9 million, a fixed interest rate of 4.74% and a maturity date of May 2018.

Subsequent Events

On January 10, 2014, Parkway completed an underwritten public offering of 10,500,000 shares of its common stock at the public offering price of $18.15. On February 11, 2014, Parkway sold an additional 1,325,000 shares of its common stock at the public offering price of $18.15 pursuant to the exercise of the underwriters' option to purchase additional shares. The net proceeds from the offering, including shares sold pursuant to the underwriters' option to purchase additional shares, after deducting the underwriting discount and offering expenses payable by the Company, were approximately $205.5 million and will be used to fund potential acquisition opportunities, to repay amounts outstanding from time to time under the Company's senior unsecured revolving credit facility and/or for general corporate purposes.

On January 17, 2014, Parkway sold the Woodbranch Building, a 109,000 square foot office property located in Houston, Texas, for a gross sale price of $15.0 million. Parkway received approximately $13.9 million in net proceeds, which were used to fund subsequent acquisitions. Parkway expects to book a gain of approximately $10.0 million during first quarter of 2014.

On January 30, 2014, Parkway completed the acquisition of the JTB Center, a complex of three office buildings totaling 248,000 square feet located in the Deerwood submarket of Jacksonville, Florida, for a gross purchase price of $33.3 million. As of January 1, 2014, the JTB Center had a combined occupancy of 94.4% and was unencumbered by any secured indebtedness.

On January 31, 2014, Parkway sold Mesa Corporate Center, a 106,000 square foot office property located in Phoenix, Arizona, for a gross sale price of $13.2 million. Parkway received approximately $12.1 million in net proceeds from the sale, which were used to fund subsequent acquisitions. Parkway expects to realize a gain of approximately $489,000 during the first quarter of 2014.

As a result of its recently completed merger with Thomas Properties Group, Inc., Parkway acquired an indirect interest in TPG/CalSTRS Austin, LLC, a joint venture with the California State Teachers' Retirement System ("CalSTRS") that owns Frost Bank Tower, One Congress Plaza, One American Center, 300 West 6th Street and San Jacinto Center in the central business district of Austin, Texas. Parkway's interest in the CalSTRS joint venture was held through a joint venture with Madison International Realty, a New York based private equity firm. On January 24, 2014, pursuant to a put right held by Madison, Parkway purchased Madison's approximately 17% interest in the CalSTRS joint venture for a purchase price of approximately $41.5 million. On February 10, 2014, pursuant to an agreement entered into between CalSTRS and Parkway, CalSTRS exercised an option to purchase 60% of Madison's former interest on the same terms as Parkway for approximately $24.9 million. After giving effect to these transactions, Parkway has a 40% interest in the CalSTRS joint venture and the Austin properties, with CalSTRS owning the remaining 60%.

Capital Structure

At December 31, 2013, the Company had $58.0 million outstanding under its revolving credit facility, $245.0 million outstanding under its unsecured term loans and held $58.7 million in cash and cash equivalents, of which $39.4 million of cash and cash equivalents was Parkway's share. Parkway's share of secured debt totaled $881.6 million at December 31, 2013.

At December 31, 2013, the Company's net debt to EBITDA multiple was 6.7x, using the quarter's annualized EBITDA after adjusting for the impact of acquisitions and dispositions completed during the period, as compared to 7.5x at September 30, 2013, and 5.3x at December 31, 2012. Excluding the impact of the nonrecurring realignment charges related to the closing of the Jackson office, the Company's net debt to EBITDA multiple would have been 6.6x.

Common Dividend

The Company's previously announced fourth quarter cash dividend of $0.1875 per share, which represents an annualized dividend of $0.75 per share, was paid on December 26, 2013 to shareholders of record as of December 12, 2013.

2014 Outlook

The Company is disclosing its 2014 FFO outlook range of $1.24 to $1.32 per share and net income per diluted share ("EPS") of $0.02 to $0.10. Excluding the impact of projected significant one-time items, including (i) costs related to the completed merger with Thomas Properties Group, Inc. and subsequent severance expenses, (ii) year-to-date property acquisition costs, and (iii) lease termination fees, all of which total approximately $2.9 to $3.4 million, the Company's 2014 FFO outlook would be a range of $1.27 to $1.35 per share.

The reconciliation of projected EPS to projected FFO and recurring FFO per diluted share is as follows:

Outlook for 2014	Range
Fully diluted EPS	$0.02-$0.10
Parkway's share of depreciation and amortization	$1.32-$1.32
Gain on sale of real estate	($0.10-$0.10)
Reported FFO per diluted share	$1.24-$1.32
Nonrecurring items	$0.03-$0.03
Recurring FFO per diluted share	$1.27-$1.35

The 2014 outlook is based on the core operating, financial and investment assumptions described below. These assumptions reflect the Company's expectations based on its knowledge of current market conditions and historical experience. All dollar amounts presented for the 2014 outlook are at Parkway's share and dollars and shares are in thousands.

2014 Core Operating Assumptions	2014 Outlook
Recurring cash NOI	$ 186,000 - $ 191,000
Straight-line rent and amortization of above market rent	$ 30,500 - $ 31,500
Lease termination fee income	$ 400 - $ 400
Management fee after-tax net income	$ 6,500 - $ 7,000
General and administrative expense	$ 27,250 - $ 28,250
Share based compensation expense included in G&A above	$ 7,000 - $ 8,000
TPGI merger expenses included in G&A above	$ 3,000 - $ 3,500
Year-to-date acquisition expenses included in G&A above	$ 250 - $ 250
Mortgage and credit facilities interest expense	$ 66,000 - $ 67,000
Recurring capital expenditures for building improvements, tenant improvements and leasing commissions	$ 30,000 - $ 34,000
Portfolio ending occupancy	89.0% - 90.0%
Weighted average annual diluted common shares/units	104,000 - 104,000

Variance within the outlook range may occur due to variations in the recurring revenue and expenses of the Company, as well as certain non-recurring items. The earnings outlook does not include the impact of possible future gains or losses on early extinguishment of debt, possible future acquisitions or dispositions and related costs, the impact of fluctuations in the Company's stock price on share-based compensation, possible future impairment charges or other unusual charges that may occur during the year, except as noted. It has been and will continue to be the Company's policy to not issue quarterly earnings guidance or revise the annual earnings outlook unless a material event occurs that impacts our original reported FFO outlook range. This policy is intended to lessen the emphasis on short-term movements that do not have a material impact on earnings or long-term value of the Company.

Webcast and Conference Call

The Company will conduct its fourth quarter earnings conference call on Tuesday, February 18, 2014 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 877-407-3982, or 1-201-493-6780 for international participants, at least five minutes prior to the scheduled start time. A live audio webcast will also be available on the Company's website (www.pky.com). A taped replay of the call can be accessed 24 hours a day through March 4, 2014, by dialing 877-870-5176, or 1-858-384-5517 for international callers, and using the passcode 13574532.

About Parkway Properties

Parkway Properties, Inc. is a fully integrated, self-administered and self-managed real estate investment trust specializing in the acquisition, ownership and management of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 50 office properties located in eight states with an aggregate of approximately 17.6 million square feet at January 1, 2014. Parkway also offers fee-based real estate services which manage and/or lease approximately 12.2 million square feet for third parties as of January 1, 2014. Additional information about Parkway is available on the company's website at www.pky.com.

Forward Looking Statements

Certain statements in this press release that are not in the present or past tense or that discuss the Company's expectations (including any use of the words "anticipate," "assume," "believe," "estimate," "expect," "forecast," "guidance," "intend," "may," "might," "outlook," "project", "should" or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include projections relating to 2014 fully diluted EPS, share of depreciation and amortization, gain on sales of real estate, reported FFO per share, recurring FFO per share, nonrecurring items, net operating income, cap rates, internal rates of return, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions and other potential transactions and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the actual or perceived impact of U.S. monetary policy; the demand for and market acceptance of the Company's properties for rental purposes; the ability of the Company to enter into new leases or renewal leases on favorable terms; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; risks associated with joint venture partners; risks associated with the ownership and development of real property; termination of property management contracts; the bankruptcy or insolvency of companies for which Parkway provides property management services or the sale of these properties; the outcome of claims and litigation involving or affecting the Company; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions; applicable regulatory changes; and other risks and uncertainties detailed from time to time in the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in the Company's forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company does not undertake to update forward-looking statements except as may be required by law.

Company's Use of Non-GAAP Financial Measures

FFO, FAD, NOI and EBITDA, including related per share amounts, are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs and should be evaluated along with GAAP net income and income per diluted share (the most directly comparable GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of the Company. Management believes that FFO, FAD, NOI and EBITDA are helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations determined in accordance with GAAP. FFO, FAD, NOI and EBITDA do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs as disclosed in the Company's Consolidated Statements of Cash Flows. FFO, FAD, NOI and EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FFO – Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with GAAP, reduced by preferred dividends, excluding gains or losses on depreciable real estate, plus real estate related depreciation and amortization. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FFO on the same basis. On October 31, 2011, NAREIT issued updated guidance on reporting FFO such that impairment losses on depreciable real estate should be excluded from the computation of FFO for current and prior periods presented.

Recurring FFO – In addition to FFO, Parkway also discloses recurring FFO, which considers Parkway's share of adjustments for non-recurring lease termination fees, gains and losses on extinguishment of debt, gains and losses, acquisition costs, fair value adjustments or other unusual items. Although this is a non-GAAP measure that differs from NAREIT's definition of FFO, the Company believes it provides a meaningful presentation of operating performance.

FAD – There is not a generally accepted definition established for FAD. Therefore, the Company's measure of FAD may not be comparable to FAD reported by other REITs. Parkway defines FAD as FFO, excluding the amortization of share-based compensation, amortization of above and below market leases, straight line rent adjustments, gains and losses, acquisition costs, fair value adjustments, gain or loss on extinguishment of debt, amortization of loan costs, non-cash charges and reduced by recurring non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FAD on the same basis.

EBITDA – Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, amortization of financing costs, amortization of share-based compensation, income taxes, depreciation, amortization, acquisition costs, gains and losses on early extinguishment of debt, other gains and losses and fair value adjustments. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of EBITDA on the same basis. EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA does not represent cash generated from operating activities in accordance with GAAP, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

NOI, Recurring NOI, Same-Store NOI and Recurring Same-Store NOI – NOI includes income from real estate operations less property operating expenses (before interest expense and depreciation and amortization). In addition to NOI, Parkway discloses recurring NOI, which considers adjustments for non-recurring lease termination fees or other unusual items. The Company's disclosure of same-store NOI and recurring same-store NOI includes those properties that were owned during the entire current and prior year reporting periods and excludes properties classified as discontinued operations.

Contact:
Parkway Properties, Inc.
Ted McHugh
Director of Investor Relations
Bank of America Center
390 N. Orange Ave., Suite 2400
Orlando, FL 32801
(407) 650-0593
www.pky.com

PARKWAY PROPERTIES, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except per share data)

	December 31	December 31
	2013	2012
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$ 2,548,036	$ 1,762,566
Accumulated depreciation	(231,241)	(199,849)
	2,316,795	1,562,717

Condominium units held for sale	19,900	-
Land available for sale	250	250
Mortgage loan	3,502	-
Investment in unconsolidated joint ventures	151,162	-
	2,491,609	1,562,967

Receivables and other assets:
Rents and fees receivable, net	2,547	2,309
Straight line rents receivable	44,006	34,205
Other receivables	12,253	2,755
Unamortized lease costs	86,479	62,978
Unamortized loan costs	7,624	7,183
Escrows and other deposits	13,701	7,606
Prepaid assets	5,255	3,612
Investment in preferred interest	3,500	3,500
Fair value of interest rate swaps	2,021	-
Other assets	1,048	543
Intangible assets, net	166,756	118,097
Assets held for sale	16,260	-
Management contracts, net	13,764	19,000
Cash and cash equivalents	58,678	81,856
Total assets	$ 2,925,501	$ 1,906,611

Liabilities
Notes payable to banks	$ 303,000	$ 262,000
Mortgage notes payable	1,097,493	605,889
Accounts payable and other liabilities:
Corporate payables	5,486	1,930
Deferred tax liability - non-current	11	1,959
Accrued payroll	3,081	2,980
Fair value of interest rate swaps	8,429	16,285
Interest payable	5,249	2,653
Property payables:
Accrued expenses and accounts payable	51,572	13,111
Accrued property taxes	16,529	6,868
Prepaid rents	16,923	9,488
Deferred revenue	654	315
Security deposits	4,991	4,680
Unamortized below market leases	75,996	22,390
Other liabilities	-	57
Liabilities related to assets held for sale	566	-
Total liabilities	1,589,980	950,605

Equity
Parkway Properties, Inc. stockholders' equity:
8.00% Series D preferred stock, $.001 par value, 0 and 5,421,296 shares authorized in 2013 and 2012, respectively, 0 and 5,421,296
issued and outstanding in 2013 and 2012, respectively	-	128,942
Common stock, $.001 par value, 215,500,000 and 114,578,704
shares authorized in 2013 and 2012, respectively, 87,222,221 and 56,138,209 shares issued and outstanding in 2013 and
2012, respectively	87	56
Limited voting stock, $.001 par value, 4,500,000 and 0 shares authorized in 2013 and 2012, respectively, 4,213,104 and 0
shares issued and outstanding in 2013 and 2012, respectively	4	-
Additional paid-in capital	1,428,026	907,254
Accumulated other comprehensive loss	(2,179)	(4,425)
Accumulated deficit	(409,338)	(337,813)
Total Parkway Properties, Inc. stockholders' equity	1,016,600	694,014
Noncontrolling interests	318,921	261,992
Total equity	1,335,521	956,006
Total liabilities and equity	$ 2,925,501	$ 1,906,611

PARKWAY PROPERTIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Revenues
Income from office and parking properties	$ 71,197	$ 51,564	$ 268,054	$ 186,067
Management company income	4,843	4,782	18,145	19,778
Total revenues	76,040	56,346	286,199	205,845

Expenses and other
Property operating expense	27,214	20,186	103,502	72,184
Depreciation and amortization	30,427	20,819	118,031	74,626
Impairment loss on real estate	-	5,700	-	5,700
Impairment loss on management contracts and goodwill	-	41,967	-	41,967
Change in fair value of contingent consideration	-	-	-	216
Management company expenses	5,409	4,272	19,399	17,237
General and administrative	7,382	5,154	25,653	16,420
Acquisition costs	10,347	1,300	13,126	2,791
Total expenses and other	80,779	99,398	279,711	231,141

Operating income (loss)	(4,739)	(43,052)	6,488	(25,296)

Other income and expenses
Interest and other income	1,617	67	2,236	272
Equity in earnings (loss) of unconsolidated joint ventures	(295)	-	178	-
Gain on sale of real estate	-	-	-	48
Recovery of loss on mortgage loan receivable	-	-	-	500
Interest expense	(12,609)	(8,891)	(45,622)	(34,352)

Loss before income taxes	(16,026)	(51,876)	(36,720)	(58,828)

Income tax benefit (expense)	(327)	(118)	1,405	(261)

Loss from continuing operations	(16,353)	(51,994)	(35,315)	(59,089)
Discontinued operations:
Income (loss) from discontinued operations	(1,684)	(1,976)	(9,215)	3,170
Gain on sale of real estate from discontinued operations	20,406	3,172	32,493	12,938
Total discontinued operations	18,722	1,196	23,278	16,108

Net income (loss)	2,369	(50,798)	(12,037)	(42,981)
Net loss attributable to noncontrolling interests - unit holders	288	268	291	269
Net (income) loss attributable to noncontrolling interests - real estate partnerships	(11,214)	1,528	(7,904)	3,317

Net loss for Parkway Properties, Inc.	(8,557)	(49,002)	(19,650)	(39,395)
Dividends on preferred stock	-	(2,711)	(3,433)	(10,843)
Dividends on convertible preferred stock	-	-	-	(1,011)
Dividends on preferred stock redemption	-	-	(6,604)	-
Net loss attributable to common stockholders	$ (8,557)	$ (51,713)	$ (29,687)	$ (51,249)

Net loss per common share attributable to Parkway Properties, Inc.:
Basic:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.20)	$ (1.18)	$ (0.60)	$ (1.98)
Discontinued operations	0.08	0.02	0.15	0.36
Basic net loss attributable to Parkway Properties, Inc.	$ (0.12)	$ (1.16)	$ (0.45)	$ (1.62)
Diluted:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.20)	$ (1.18)	$ (0.60)	$ (1.98)
Discontinued operations	0.08	0.02	0.15	0.36
Diluted net loss attributable to Parkway Properties, Inc.	$ (0.12)	$ (1.16)	$ (0.45)	$ (1.62)

Weighted average shares outstanding:
Basic	71,221	44,476	66,336	31,542
Diluted	71,221	44,476	66,336	31,542

Amounts attributable to Parkway Properties, Inc. common stockholders:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (14,369)	$ (52,707)	$ (39,522)	$ (62,537)
Discontinued operations	5,812	994	9,835	11,288
Net loss attributable to common stockholders	$ (8,557)	$ (51,713)	$ (29,687)	$ (51,249)

PARKWAY PROPERTIES, INC. RECONCILIATION OF FUNDS FROM OPERATIONS AND FUNDS AVAILABLE FOR DISTRIBUTION TO NET INCOME AT PARKWAY'S SHARE (In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Net loss for Parkway Properties, Inc.	$ (8,557)	$ (49,002)	$ (19,651)	$ (39,395)

Adjustments to net income (loss) for Parkway Properties, Inc.:
Preferred dividends	-	(2,711)	(3,433)	(10,843)
Convertible preferred dividends	-	-	-	(1,011)
Dividends on preferred stock redemption	-	-	(6,604)	-
Depreciation and amortization	26,047	14,625	97,888	50,359
Noncontrolling interest - unit holders	(288)	(268)	(291)	(269)
Impairment loss on depreciable real estate	-	9,200	10,200	9,200
Gain on sale of real estate	(6,122)	(3,172)	(18,209)	(8,086)
FFO available to common stockholders	$ 11,080	$ (31,328)	$ 59,900	$ (45)

Adjustments to derive recurring FFO:
Loss on non-depreciable assets	-	41,967	-	41,419
Change in fair value of contingent consideration	-	-	-	216
Non-recurring lease termination fee income	(162)	(547)	(1,211)	(2,494)
Loss on early extinguishment of debt	645	-	1,216	896
Non-cash adjustment for interest rate swap	-	-	(630)	(215)
Dividends on preferred stock redemption	-	-	6,604	-
Acquisition costs	10,347	1,281	13,122	2,127
Realignment expenses	850	924	4,945	3,202
Recurring FFO	$ 22,760	$ 12,297	$ 83,946	$ 45,106

Funds available for distribution
FFO available to common stockholders	$ 11,080	$ (31,328)	$ 59,900	$ (45)
Add (Deduct) :
Straight-line rents	(3,623)	(1,375)	(10,888)	(8,543)
Amortization of above market leases	(443)	406	(197)	1,542
Amortization of share-based compensation	2,408	61	5,730	432
Acquisition costs	10,347	1,281	13,122	2,127
Amortization of loan costs	547	523	2,194	1,714
Non-cash adjustment for interest rate swap	-	-	(630)	(215)
Dividends on preferred stock redemption	-	-	6,604	-
Loss on early extinguishment of debt	645	-	1,216	896
Loss on non-depreciable assets	-	41,967	-	41,419
Change in fair value of contingent consideration	-	-	-	216
Recurring capital expenditures:
Building improvements	(1,395)	(481)	(4,325)	(2,159)
Tenant improvements - new leases	(1,366)	(494)	(2,711)	(5,488)
Tenant improvements - renewal leases	(1,335)	(1,244)	(4,402)	(3,195)
Leasing costs - new leases	(3,549)	(129)	(4,302)	(1,573)
Leasing costs - renewal leases	(792)	(447)	(3,895)	(2,219)
Total recurring capital expenditures	(8,437)	(2,795)	(19,635)	(14,634)
Funds available for distribution	$ 12,524	$ 8,740	$ 57,416	$ 24,909

Diluted per common share/unit information (**)
FFO per share	$ 0.15	$ (0.70)	$ 0.90	$ (0.00)
Recurring FFO per share	$ 0.31	$ 0.27	$ 1.26	$ 1.39
FAD per share	$ 0.17	$ 0.20	$ 0.86	$ 0.77
Dividends paid	$ 0.1875	$ 0.1125	$ 0.64	$ 0.375
Dividend payout ratio for FFO	130.0%	N/M	70.9%	N/M
Dividend payout ratio for recurring FFO	60.5%	40.9%	50.6%	27.0%
Dividend payout ratio for FAD	110.3%	57.6%	74.0%	48.8%

Other supplemental information

Recurring capital expenditures	$ 8,437	$ 2,795	$ 19,635	$ 14,634
Upgrades on acquisitions	6,098	5,347	21,267	10,162
Total real estate improvements and leasing costs	$ 14,535	$ 8,142	$ 40,902	$ 24,796

Gain on non-depreciable assets - mortgage loan	$ -	$ -	$ -	$ 500
Gain on non-depreciable assets - land	-	-	-	48
Impairment l\oss on non-depreciable assets - management contracts and goodwill	-	(41,967)	-	(41,967)
Gain on non-depreciable assets included in FFO	$ -	$ (41,967)	$ -	$ (41,419)

**Information for diluted computations:
Basic common shares/units outstanding	72,175	44,705	66,598	32,131
Dilutive effect of other share equivalents	157	25	59	304
Diluted weighted average shares/units outstanding	72,332	44,730	66,657	32,435

PARKWAY PROPERTIES, INC. EBITDA, COVERAGE RATIOS AND CAPITALIZATION INFORMATION (In thousands, except per share, percentage and multiple data)

	12/31/13	09/30/13	06/30/13	03/31/13	12/31/12

Net loss for Parkway Properties, Inc.	$ (8,557)	$ (2,306)	$ (7,620)	$ (1,168)	$ (49,002)

Adjustments at Parkway's share to net income (loss) for Parkway Properties, Inc.:
Interest expense	9,399	8,143	7,787	6,638	4,830
Amortization of financing costs	547	646	602	399	523
Non-cash adjustment for interest rate swap	-	-	(630)	-	-
Loss on early extinguishment of debt	645	-	572	-	-
Acquisition costs	10,347	1,130	515	1,130	1,281
Depreciation and amortization	26,047	24,828	25,308	21,705	14,626
Amortization of share-based compensation	2,408	2,001	1,232	89	61
Gain on sale of real estate and other assets	(6,122)	(11,545)	-	(542)	(3,172)
Non-cash losses	-	5,600	4,600	-	51,167
Tax expense (benefit)	326	(839)	(384)	(507)	118
EBITDA	$ 35,040	$ 27,658	$ 31,982	$ 27,744	$ 20,432

Interest coverage ratio	3.7	3.4	4.1	4.2	4.2

Fixed charge coverage ratio	3.2	2.8	3.1	2.5	2.2

Modified fixed charge coverage ratio	3.8	3.4	3.8	3.0	2.7

Capitalization information (3)
Mortgage notes payable	$ 1,302,264	$ 722,313	$ 724,090	$ 768,005	$ 605,889
Notes payable to banks	303,000	391,000	313,000	125,000	262,000
Adjustments for noncontrolling interest in real estate partnerships:
Mortgage notes payable	(199,969)	(229,977)	(230,213)	(230,885)	(272,215)
Parkway's share of total debt	1,405,295	883,336	806,877	662,120	595,674
Less: Parkway's share of cash	(39,354)	(24,585)	(16,249)	(46,235)	(55,968)
Parkway's share of net debt (excluding debt of unconsolidated JV's)	1,365,941	858,751	790,628	615,885	539,706
Series D Preferred stock (liquidation value)	-	-	-	135,532	135,532
Parkway's share of net debt plus preferred stock	$ 1,365,941	$ 858,751	$ 790,628	$ 751,417	$ 675,238

Shares of common stock and operating units outstanding	92,336	68,628	68,563	68,767	56,140
Stock price per share at period end	$ 19.29	$ 17.77	$ 16.76	$ 18.55	$ 13.99
Market value of common equity	$ 1,781,161	$ 1,219,520	$ 1,149,116	$ 1,275,628	$ 785,399
Series D preferred stock (liquidation value)	-	-	-	135,532	135,532
Total market capitalization (including net debt)	$ 3,147,102	$ 2,078,271	$ 1,939,744	$ 2,027,045	$ 1,460,637
Net debt as a % of market capitalization	43.4%	41.3%	40.8%	30.4%	37.0%

EBITDA - annualized	$ 140,160	$ 110,632	$ 127,928	$ 110,976	$ 81,728
Adjustment to annualize investment activities (1)	62,834	4,105	278	16,490	19,368
EBITDA - adjusted annualized	$ 202,994	$ 114,737	$ 128,206	$ 127,466	$ 101,096
Net debt to EBITDA multiple	6.7	7.5	6.2	4.8	5.3
Net debt plus preferred to EBITDA multiple	6.7	7.5	6.2	5.9	6.7

EBITDA	$ 35,040	$ 27,658	$ 31,982	$ 27,744	$ 20,432
One time realignment charge	850	3,635	-	-	-
Recurring EBITDA (2)	35,890	31,293	31,982	27,744	20,432
Recurring EBITDA - annualized	143,560	125,172	127,928	110,976	81,728
Adjustment to annualize investment activities (1)	62,834	4,105	278	16,490	19,368
Recurring EBITDA - adjusted annualized	$ 206,394	$ 129,277	$ 128,206	$ 127,466	$ 101,096
Net debt to EBITDA multiple	6.6	6.6	6.2	4.8	5.3
Net debt plus preferred to EBITDA multiple	6.6	6.6	6.2	5.9	6.7

(1) Adjustment to annualized EBITDA represents the implied annualized impact of any acquisition or disposition activity for the period and the annualized impact of the loan to TPGI.

(2) Recurring EBITDA is adjusted to reflect the impact of the nonrecurring realignment expenses.

PARKWAY PROPERTIES, INC.
SAME-STORE NET OPERATING INCOME
THREE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except number of properties data)

						Average
				Net Operating Income		Occupancy
		Number of	Percentage
	Square Feet	Properties	of Portfolio (1)	2013	2012	2013	2012

Same-store properties:
Wholly owned	6,100	23	41.08%	$ 19,459	$ 16,783	88.2%	89.1%
Fund II	2,477	7	23.38%	11,076	13,906	93.9%	90.8%
Total same-store properties	8,577	30	64.46%	$ 30,535	$ 30,689	89.9%	89.6%
Net operating income from all
office and parking properties	17,372	51	100.00%	$ 47,367	$ 31,378

(1) Percentage of portfolio based on 2013 net operating income.

The following table is a reconciliation of net income (loss) to SSNOI and Recurring SSNOI:

	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012

Net loss for Parkway Properties, Inc.	$ (8,557)	$ (49,002)	$ (19,650)	$ (39,395)
Add (deduct):
Interest expense	12,609	8,891	45,622	34,352
Depreciation and amortization	30,427	20,819	118,031	74,626
Management company expenses	5,409	4,272	19,399	17,237
Income tax expense	327	118	(1,405)	261
General and administrative expenses	7,382	5,154	25,653	16,420
Acquisition costs	10,347	1,300	13,126	2,791
Equity in (earnings) loss of unconsolidated joint ventures	295	-	(178)	-
Gain on sale of real estate	-	-	-	(500)
Recovery of loss on mortgage loan receivable	-	-	-	(48)
Non-cash impairment loss on real estate, management contracts and goodwill	-	47,667	-	47,667
Change in fair value of contingent consideration	-	-	-	216
Net (income) loss attributable to noncontrolling interests	10,926	(1,796)	7,613	(3,586)
Loss from discontinued operations	1,684	1,976	9,215	(3,170)
Gain on sale of real estate from discontinued operations	(20,406)	(3,172)	(32,493)	(12,938)
Management company income	(4,843)	(4,782)	(18,145)	(19,778)
Interest and other income	(1,617)	(67)	(2,236)	(272)
Net operating income from consolidated office and parking properties	43,983	31,378	164,552	113,883
Net operating income from unconsolidated joint ventures	3,384	-	4,852	-
Less: Net operating income from non same-store properties	(16,832)	(689)	(59,637)	(2,882)
Same-store net operating income (SSNOI)	30,535	30,689	109,767	111,001
Less: non-recurring lease termination fee income	(100)	(781)	(1,001)	(3,396)
Recurring SSNOI	$ 30,435	$ 29,908	$ 108,766	$ 107,605

Parkway's share of SSNOI	$ 20,450	$ 20,658	$ 70,675	$ 72,273

Parkway's share of recurring SSNOI	$ 20,362	$ 20,115	$ 69,781	$ 69,929

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